Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2020
(millions, except per share amounts)
Operating Revenue	$ 14,546

Operating Expenses	12,411

Income from operations	2,135

Other income	612

Interest and related charges	1,489

Income from continuing operations including noncontrolling interest before income tax expense	1,258

Income tax expense (benefit)	(75)

Net income from continuing operations including noncontrolling interest	1,333

Net income (loss) from discontinued operations including noncontrolling interest	(1,563)

Net income (loss) including noncontrolling interests	(230)
Noncontrolling interests	(156)

Net Income (Loss) Attributable to Dominion Energy	$ (74)

Amounts attributable to Dominion Energy
Net income (loss) from continuing operations	$ 1,591
Net income (loss) from discontinued operations	(1,665)
Net income (loss) attributable to Dominion Energy	$ (74)

EPS - Basic
Net income (loss) from continuing operations	$ 1.84
Net income (loss) from discontinued operations	(2.00)
Net income (loss) attributable to Dominion Energy	$ (0.16)

EPS - Diluted
Net income (loss) from continuing operations	$ 1.81
Net income (loss) from discontinued operations	(2.00)
Net income (loss) attributable to Dominion Energy	$ (0.19)

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2020
(millions)
Operating Revenue	$7,924

Operating Expenses	6,076

Income from operations	1,848

Other income	64

Interest and related charges	514

Income before income tax expense	1,398

Income tax expense	286

Net Income	$1,112